UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2016

PennyMac Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35916	80-0882793
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3043 Townsgate Road, Westlake Village, California	91361
(Address of principal executive offices)	(Zip Code)

(818) 224‑7442

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

PennyMac Financial Services, Inc. (the “Company”), through its subsidiary, Private National Mortgage Acceptance Company, LLC (the “Borrower”), entered into an amended and restated credit agreement, dated as of November 18, 2016, by and among the Borrower, the lenders that are parties thereto, Credit Suisse AG, as administrative agent and collateral agent, and Credit Suisse Securities (USA) LLC, as sole bookrunner and sole lead arranger (the “Credit Agreement”), pursuant to which the lenders have agreed to make revolving loans to the Borrower in an amount not to exceed $150 million. Interest on the loans shall accrue at a per annum rate of interest equal to, at the election of the Borrower, either an alternate base rate (as defined in the Credit Agreement) or LIBOR plus the applicable margin. During the existence of certain events of default, interest shall accrue at a higher default rate. The maturity date of the loans is 364 days following the date of the Credit Agreement. The proceeds of the loans are to be used solely for working capital and general corporate purposes of the Borrower and its subsidiaries.

Pursuant to the terms of an amended and restated collateral and guaranty agreement, dated as of November 18, 2016, by and among the Borrower, as grantor, Credit Suisse AG, Cayman Islands Branch, as collateral agent, and the Company and certain of its subsidiaries, PNMAC Capital Management, LLC, PennyMac Loan Services, LLC and PNMAC Opportunity Fund Associates, LLC, as guarantors and grantors, the obligations of the Borrower under the Credit Agreement are guaranteed by each of the referenced guarantors and secured by a grant by each of the referenced grantors of their respective right, title and interest in and to limited and otherwise unencumbered (other than with respect to specified permitted encumbrances) specified contract rights, specified deposit accounts, all documents and instruments related to such specified contract rights and specified deposit accounts, and any and all proceeds and products thereof.

The loans are subject to mandatory prepayment in certain circumstances, including, but not limited to, (i) from time to time to the extent necessary to cure any non-compliance with certain asset coverage ratios, and (ii) upon the issuance of certain permitted unsecured indebtedness in an amount not to exceed $500 million and only to the extent of the net cash proceeds related thereto.

The Borrower is also subject to:

(i) customary affirmative covenants, including, but not limited to, monthly, quarterly and annual financial reporting, maintenance of existence, compliance with statutes and applicable laws (including environmental laws), payment of taxes, use of proceeds, maintenance of ratings, and designation of restricted and unrestricted subsidiaries;

(ii) customary negative covenants, including, but not limited to, restrictions on liens, restrictions on mergers, sales of assets and related transactions, restrictions on dividends and other restricted payments, restrictions on indebtedness, restrictions on transactions with affiliates, limitation on creation of subsidiaries, and restrictions on prepayment of indebtedness;

(iii) certain financial covenants in addition to the asset coverage ratios referenced above, including compliance with certain defined ratios relating to interest expense coverage, corporate indebtedness to consolidated EBITDA, and consolidated indebtedness to consolidated tangible net worth; and

(iv) customary events of default, including those related to payment defaults, covenant violations, breaches of representations and warranties, cross defaults to other indebtedness in excess of $35 million and insolvency;

in each case, subject to applicable cure periods, baskets, materiality standards and exceptions.

The Credit Agreement amends and restates that certain credit agreement, dated as of December 30, 2015, by and among the Borrower, the lenders that are parties thereto, Credit Suisse AG and Credit Suisse Securities (USA) LLC (the “Original Agreement”). The primary purposes of the amendment and restatement were to increase the maximum revolving loan amount from $100 million to $150 million and extend the maturity date thereof. All other terms and conditions of the Original Agreement remain the same in all material respects.

The foregoing descriptions of the Credit Agreement and the amended and restated collateral and guaranty agreement do not purport to be complete and are qualified in their entirety by reference to the full text of these agreements, which have been filed with this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1

Amended and Restated Credit Agreement, dated November 18, 2016, by and among Private National Mortgage Acceptance Company, LLC, the lenders that are parties thereto, Credit Suisse AG and Credit Suisse Securities (USA) LLC.

10.2

Amended and Restated Collateral and Guaranty Agreement, dated November 18, 2016, by and among Private National Mortgage Acceptance Company, LLC, Credit Suisse AG, Cayman Islands Branch, PennyMac Financial Services, Inc., PNMAC Capital Management, LLC, PennyMac Loan Services, LLC and PNMAC Opportunity Fund Associates, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC FINANCIAL SERVICES, INC.

Dated: November 22, 2016	/s/ Anne D. McCallion
Anne D. McCallion Senior Managing Director and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Amended and Restated Credit Agreement, dated November 18, 2016, by and among Private National Mortgage Acceptance Company, LLC, the lenders that are parties thereto, Credit Suisse AG and Credit Suisse Securities (USA) LLC.

10.2

Amended and Restated Collateral and Guaranty Agreement, dated November 18, 2016, by and among Private National Mortgage Acceptance Company, LLC, Credit Suisse AG, Cayman Islands Branch, PennyMac Financial Services, Inc., PNMAC Capital Management, LLC, PennyMac Loan Services, LLC and PNMAC Opportunity Fund Associates, LLC.